Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of CSX Corporation (CSX) for the registration of $1.3 billion of securities and to the incorporation by reference therein of our report dated February 13, 2006, with respect to the consolidated financial statements of CSX, and our report dated February 13, 2006, with respect to CSX Management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CSX included in its Annual Report (Form 10-K) for the fiscal year ended December 30, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jacksonville, Florida
February 21, 2006

EI-7